Exhibit 16.1

February 7, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Blaize Holdings, Inc. (formerly BurTech Acquisition Corp.) under Item 4.01 of its Form 8-K/A dated February 7, 2025. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Blaize Holdings, Inc. (formerly BurTech Acquisition Corp.) contained therein.

Very truly yours,

Marcum LLP

Marcum LLP  /  730 Third Avenue  /  11th Floor  /  New York, NY 10017  /  Phone 212.485.5500  /  marcumllp.com